Execution Version

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of

November 21, 2025

among

CCS IX SPV, LLC,

as Borrower

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

CCS IX PORTFOLIO HOLDINGS, LLC,
as Servicer

Table of Contents

Schedules

Schedule 1 Transaction Schedule

Schedule 2 Contents of Notice of Acquisition

Schedule 3 Eligibility Criteria

Schedule 4 Concentration Limitations

Schedule 5 Initial Portfolio Investments

Schedule 6 Moody’s Industry Classifications and Moody’s Sub-Industry Classifications

Schedule 7 Form of Partial PIK Portfolio Investment Notifications

Exhibits

Exhibit A Form of Request for Advance

Exhibit B Form of Capital Call Equity Commitment Letter

Exhibit C Form of Subscription Facility Advance Equity Commitment Letter

Exhibit D Form of Assignment and Assumption

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of November 21, 2025 (this “Agreement”) among CCS IX SPV, LLC, a Delaware limited liability company, as borrower (the “Company”); CCS IX PORTFOLIO HOLDINGS, LLC, as servicer (the “Servicer”); the Lenders party hereto; U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacities as collateral agent (in such capacity, the “Collateral Agent”), and collateral administrator (in such capacity, the “Collateral Administrator”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Servicer and the Company wish for the Company to acquire or originate and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company entered into (i) a Sale and Contribution Agreement (as amended, supplemented, replaced or otherwise modified from time to time, the “Sale Agreement”), dated on or about the Original Effective Date, between the Company and CCS IX Portfolio Holdings, LLC (in such capacity, the “Seller”), pursuant to which the Company shall from time to time acquire Portfolio Investments from the Seller and (ii) a Master Participation Agreement for Par/Near Par Trades (as amended, supplemented, replaced or otherwise modified from time to time, the “Participation Agreement”), dated on or about the Original Effective Date, between the Company and the Seller, pursuant to which the Company shall acquire Participation Interests in the Portfolio Investments so indicated on Schedule 5 hereto on the Original Effective Date.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Pursuant to Section 10.05, the parties to the Loan and Security Agreement, dated the Original Effective Date (the “Original Agreement”), among the Company, the Servicer, the Lenders party thereto, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Administrative Agent, hereby agree to amend and restate the Original Agreement and the Original Agreement is hereby amended and restated as set forth in this Agreement.

Pursuant to the Original Agreement, the Collateral was granted to the Collateral Agent thereunder for the benefit of the Secured Parties. Pursuant to Section 8.02(a) herein, such grant under the Original Agreement shall continue in full force and effect in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

Accordingly, in consideration of the mutual premises herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreement” means the Securities Account Control Agreement, dated as of May 21, 2025, among the Company, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

“Adjusted Term CORRA” means a per annum rate equal to Term CORRA plus the Term CORRA Adjustment.

“Administrative Agency Fee” has the meaning set forth in the Effective Date Letter.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company’s or the Servicer’s knowledge, threatened against or affecting the Company or the Servicer or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that for purposes of determining whether any Portfolio Investment satisfies the Eligibility Criteria and as used in Schedule 4 regarding Concentration Limitations, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Chicago, Illinois).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amended and Restated Effective Date” has the meaning set forth in Section 2.08.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means the applicable margin for Advances, as set forth on the Transaction Schedule.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit D or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD” means Australian dollars.

“AUD Screen Rate” means, for each Calculation Period relating to an Advance in AUD, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal to three months as displayed on page BBSY of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Calculation Period. If such rate is not available at such time for any reason, then the AUD Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which AUD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Sydney interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the AUD Screen Rate as calculated for any purpose under this Agreement is below zero percent, the AUD Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of a Calculation Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Calculation Period” pursuant to clause (f) of Section 3.02.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent and the Company, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, (i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5% , (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to any AUD, Euro, CHF or GBP denominated Advances, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in Australia (in the case of Advances denominated in AUD), the United Kingdom (with respect to Advances denominated in GBP), the Euro Zone (with respect to Advances denominated in Euros) or Switzerland (with respect to Advances denominated in CHF). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“Benchmark” means, with respect to Advances in each Currency, initially, the applicable Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in a Permitted Non-USD Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (in consultation with the Company) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0% per annum, the Benchmark Replacement will be deemed to be 0% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (in consultation with the Company) for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Company).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Company) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Net AdvanceNet Asset Value ≤AR

Where:

AR = (i) 15% if the Collateral consists of Portfolio Investments issued by four (4) or fewer unaffiliated Eligible Obligors at such time; (ii) 35% if the Collateral consists of Portfolio Investments issued by at least five (5) but fewer than eight (8) unaffiliated Eligible Obligors at such time; (iii) 45% if the Collateral consists of Portfolio Investments issued by eight (8) or nine (9) unaffiliated Eligible Obligors at such time; or (iv) 60% if the Collateral consists of Portfolio Investments issued by at least ten (10) unaffiliated Eligible Obligors at such time.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Chicago, Illinois); provided that (i) with respect to any SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day, (iii) with respect to any CAD related provisions herein or the payment, calculation or conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada, (iv) with respect to any AUD related provisions herein or the payment, calculation or conversion of amounts denominated in AUD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Sydney, Australia and (v) with respect to any CHF or SARON related provisions herein or the payment, calculation or conversion of amounts denominated in CHF, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Geneva, Switzerland.

“CAD” means Canadian dollars.

“Calculation Period” means the period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing on July 1, 2025.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as reasonably determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) Term CORRA, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Term CORRA, respectively.

“Capital Call Capacity” means, as of any date of determination, an amount equal to the sum of (x) (a) the maximum amount of Aggregate Partnership Commitments or Commitments, as applicable (as defined in the Partnership Agreements as of the Original Effective Date) that all CCS9 Funds are permitted to invest, directly or indirectly, in the Company in accordance with the Partnership Agreements as of the Original Effective Date minus (b) the Aggregate Partnership Commitments or Commitments, as applicable, invested in the Company as of such date of determination by such CCS9 Funds (including, without limitation, as a result of any indemnification payment made pursuant to Section 5.03) and (y) the maximum amount of Returned Capital Contributions (as defined in the Partnership Agreements as of the Original Effective Date), as applicable, that such CCS9 Funds are permitted to invest in the Company in accordance with the Partnership Agreements as of the Original Effective Date.

“Capital Call Confirmation Package” means, with respect to any Market Value Trigger Event and any CCS9 Fund, the following documents, agreements and notices:

(i) a fully executed equity commitment letter, in the form of Exhibit B hereto, evidencing the commitment of such CCS9 Fund to contribute cash to the Company no later than the date that is thirteen (13) Business Days following the date on which the Company receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event;

(ii) a written notice from such CCS9 Fund (A) containing representations and covenants by such CCS9 Fund that (1) it has requested to call capital from its limited partners in the aggregate amount specified therein, to be funded no later than the tenth (10th) Business Day following delivery of such capital call (or, if not a Business Day, the first Business Day thereafter); (2) the aggregate amount specified in the equity commitment letters from all applicable CCS9 Funds and the related capital calls is at least equal to the amount necessary to effect a Market Value Cure; (3) the aggregate amount specified in the equity commitment letters from all applicable CCS9 Funds and the related capital calls does not cause the Capital Call Capacity with respect to all applicable CCS9 Funds that have delivered Capital Call Confirmation Packages to be exceeded; (4) such CCS9 Fund will, within one Business Day of receipt of such the proceeds of such capital contribution (or as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure Period), fund directly into the MV Cure Account or any applicable Designated AA Account the amount of such capital contribution; (5) such capital calls have been made in compliance with such CCS9 Funds organizational documents (including that each such limited partner has unused capital commitments at least equal to the amount of capital called from such limited partner, which are available for the purpose contemplated hereby) and (6) such CCS9 Fund has uncalled capital at least equal to the product of (i) 125% and (ii) the sum of (a) the amount called in the related equity commitment letter and (b) the amount of total liabilities of such CCS9 Fund as reported under GAAP, (B) containing covenants by such CCS9 Fund representing that such CCS9 Fund and its respective general partners have covenanted (i) not to rescind or modify such capital calls, (ii) not to permit any lien on such capital calls or the proceeds thereof other than liens with respect to such CCS9 Fund pursuant to subscription credit facilities existing as of the Original Effective Date, (iii) not to use the proceeds of such capital calls for any purpose other than being deposited into the MV Cure Account (or an applicable Designated AA Account) in accordance herewith and (iv) to immediately inform the Administrative Agent if they have received notice or have any other reason to believe that the relevant capital commitments will not be timely satisfied and (C) attaching a copy of a representative capital call notice issued to a limited partner and containing the aggregate amount of capital called from all limited partners; and

(iii) a copy of the most recent annual or quarterly financial statements for such CCS9 Fund, together with a representation from such CCS9 Fund that such financial statements fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of such CCS9 Fund.

“Cash Equivalents” means:

(a) in respect of each USD Collateral Account, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and

(b) in respect of each Permitted Non-USD Currency Account in respect of GBP and CAD, any high grade cash equivalent security or obligation issued by Canada, England or any agency or political subdivision thereof, the Collateral Agent or any of its Affiliates or another obligor acceptable to the Administrative Agent that is identified to the Servicer and the Administrative Agent as an available investment in the applicable Permitted Non-USD Currency by the Securities Intermediary, selected by the Servicer in a written notice (including via email) to the Administrative Agent, the Collateral Agent and the Securities Intermediary and consented to by the Administrative Agent in a written notice (including via email) to the Servicer, the Collateral Agent and the Securities Intermediary.

“CCS9 Funds” means Crescent Credit Solutions IX, L.P., Crescent Credit Solutions IXB Feeder, L.P., Crescent Credit Solutions IXB, SCSp, and Crescent Credit Solutions IXE (Senior Levered), SCSp.

“Change in Law” means the occurrence, after the Original Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and

Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the Original Effective Date for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, (B) CCS IX Holdings, L.P. or its Affiliates, collectively, shall cease, directly or indirectly, to own and control legally and beneficially a majority of the voting equity interests of the Parent or (C) Crescent Capital Group LP or its Affiliates shall cease to be the investment adviser of the Parent.

“Charges” has the meaning set forth in Section 10.08.

“CHF” means Swiss francs.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral Principal Amount” means on any date of determination (A) the aggregate principal balance of the Portfolio, excluding the unfunded balance of any Delayed Funding Term Loan, as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date and the amounts on deposit in the Unfunded Exposure Account (including cash and Eligible Investments) as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

“Collection Account” means the Interest Collection Account and the Principal Collection Account, collectively.

“Commitment Increase Date” means the effective date (which shall be a Business Day) of an increase of the Financing Commitments in accordance with Section 2.06 pursuant to a Commitment Increase Request which the Administrative Agent (in its sole discretion) approves in writing (which may be by email). For the avoidance of doubt, the Scheduled Financing Commitment Increase Date is not a Commitment Increase Date.

“Commitment Increase Request” means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent for an increase of the Financing Commitments pursuant to Section 2.06.

“Company” has the meaning set forth in the introductory section of this Agreement.

“Competitor” means any person that is, at the time of a proposed assignment by a Lender pursuant to Section 10.06(b), primarily engaged in the business of originating unitranche credit facilities or other middle-market debt financing facilities and any affiliate thereof that is primarily engaged in the business of originating unitranche credit facilities or other middle-market debt financing facilities.

“Concentration Limitation Excess” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Servicer shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that with respect to any Delayed Funding Term Loan, the Servicer shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan before selecting any unfunded portion of such aggregate commitment amount; provided further that if the Servicer does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” means with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Risk Party” has the meaning set forth in Article VII.

“Crescent CCS9” means, collectively, the Parent, CCS IX Holdings, L.P. and the CCS9 Funds.

“Currency” means USD and each Permitted Non-USD Currency.

“Currency Shortfall” has the meaning specified in Section 4.06(b).

“Custodial Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Daily Simple SARON” means, for each day during any Calculation Period, SARON, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Company in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SARON” for business loans, as determined for such day at approximately 11:00 a.m., Geneva time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SARON as calculated for any purpose under this Agreement is below zero percent, Daily Simple SARON will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA” means, for each day during any Calculation Period, SONIA, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Company in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SONIA” for business loans, as determined for such day at approximately 11:00 a.m., London time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SONIA as calculated for any purpose under this Agreement is below zero percent, Daily Simple SONIA will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that neither JPMCB nor any of its Affiliates shall constitute a Defaulting Lender on any date on which JPMCB or its Affiliate acts as Administrative Agent and the Lenders are comprised solely of JPMCB and/or its Affiliates.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor pursuant to the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the Company to make such future advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Servicer:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to the Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) [reserved];

(3) in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York, or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent;

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State; and

(6) in all cases by otherwise ensuring that (i) all steps, if any, required under applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of Collateral Agent, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control and (ii) to the extent necessary, obtaining a consent from the applicable general partner, managing member, board of directors or any similar governing body of the Company authorizing and consenting to the pledge of the Collateral in accordance with the Loan Documents.

In addition, the Servicer on behalf of the Company will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership from Seller to the Company and/or the pledge of such assets pursuant to this Agreement (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

Notwithstanding anything contained herein to the contrary, neither the Parent nor the Company shall be required to make any filings, or take any other actions, under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia in respect of the Collateral in connection with the attachment, perfection or priority of the Collateral Agent’s security interest in the Collateral.

“Designated AA Account” means, in connection with any Market Value Cure occurring at a time when an Event of Default under clause (d), (e), (f) or (h) of the definition of such term (or an event giving rise to a Default relating to any such clause) has occurred and is continuing, any account of the Administrative Agent designated by the Administrative Agent to the Company and the Collateral Agent in writing (including via email) for the benefit of the Lenders.

“Designated Email Notification Address” means the following email addresses: albert.lee@crescentcap.com, justin.vandenberg@crescentcap.com, george.hawley@crescentcap.com, josh.engler@crescentcap.com and peter.quinones@crescentcap.com; provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value Event shall have occurred, the Company may, upon at least three (3) Business Day’s written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address; provided further that, the number of Designated Email Notification Addresses may not be greater than five (5) at any time.

“Designated Independent Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and is continuing, the Servicer may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.

“Dollar Equivalent” means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“Effective Date” solely as used in the Effective Date Letter, means the Original Effective Date.

“Effective Date Letter” means the letter agreement, dated as of the Original Effective Date, by and between the Company and the Administrative Agent.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Assignee” means at the time of any relevant assignment pursuant to Section 10.06, (i) an Affiliate of the related assignor, (ii) a Lender immediately prior to giving effect to such assignment or (iii) without limitation to clauses (i) and (ii) above, a bank, an insurance company or a broker-dealer.

“Eligible Investments” has the meaning set forth in Section 4.01.

“Eligible Obligor” means, with respect to any Portfolio Investment that meets the Eligibility Criteria and is approved by the Administrative Agent, the borrower or issuer thereof (such obligor and its affiliates constituting a single obligor).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or the Parent, as applicable, within the meaning of Section 414(b) or

(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company has underlying assets which constitute “plan assets” under the Plan Asset Rules (and, for purposes of an Event of Default pursuant to clause (i) of the definition of such term, such event would reasonably be expected to have a Material Adverse Effect), (2) the Company sponsors, maintains, contributes to or is required to contribute to any Plan, or (3) the Company incurs a liability with respect to any Plan sponsored, maintained or contributed to by an ERISA Affiliate which, with respect to this clause (3), would reasonably be expected to have a Material Adverse Effect.

“Euro” or “€” means the lawful currency of Participating Member States.

“EURIBOR” means, for each Calculation Period relating to an Advance in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) displayed on Reuters Screen EURIBOR01 on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Euro in the Euro Zone) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for Euro deposits with a maturity of three months. If such rate is not available at such time for any reason, then EURIBOR for such Calculation Period shall be the rate (which shall not be less than zero) at which Euro deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal Brussels office of the Administrative Agent in immediately available funds in the Euro Zone interbank market at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if EURIBOR as calculated for any purpose under this Agreement is below zero percent, EURIBOR will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Event of Default” has the meaning set forth in Article VII.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by the Administrative Agent (in each case, in connection with a Permitted Distribution or a Permitted RIC Distribution, after giving effect to any payment of accrued and unpaid interest on the Advances on the date of such distribution).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)(x) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such

Lender became a party hereto or to such Lender immediately before it changed its lending office and (y) all U.S. federal backup withholding Taxes and (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the Original Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and any such intergovernmental agreement, treaty or convention.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule, or in the Assignment and Assumption as provided in Section 10.06(b), pursuant to which such Lender shall have assumed its Financing Commitment, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“GBP” and “£” mean British Pounds.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include (x) a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement or (y) any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, Deutsche Bank, Goldman Sachs, Morgan Stanley, UBS and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date or Substitution Date, as applicable, will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided further that any Participation Interest granted under the Sale Agreement that has not been elevated to an absolute assignment on or prior to the 45th calendar day (or, if the Administrative Agent determines in its sole discretion that the Company is diligently pursuing such assignment within such 45 calendar day period and has been unable to do so, the 60th calendar day) following the Original Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred. The Company shall notify the Administrative Agent within two (2) Business Days of the Company or the Servicer having actual knowledge of any Portfolio Investment becoming an Ineligible Investment. If after becoming an Ineligible Investment, any Portfolio Investment subsequently satisfies the Eligibility Criteria set forth on Schedule 3 (or such Eligibility Criteria has been waived by the Administrative Agent), such Portfolio Investment may be reapproved by the Administrative Agent in its sole discretion.

“Information” means all information received from the Company or any Affiliate thereof relating to the Company or its business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5, it being understood that the Portfolio Investments set forth in Schedule 5 constitute Portfolio Investments which the Company will acquire from the Seller pursuant to the Sale Agreement on the Original Effective Date on a settled basis.

“Interest Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account, the Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Lender Agent Letter” means any letter agreement entered into by and between a Lender and the Administrative Agent (with a copy delivered to the Company) in connection with the transactions contemplated by this Agreement and setting forth, inter alia, specified rights and obligations of such Lender and/or the Administrative Agent, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (so long as copies of such amendments, modifications, supplements, restatements or replacements are delivered to the Company).

“Lender Fee Letter” means each letter agreement entered into by and among the Company, the Administrative Agent and a Lender in connection with the transactions contemplated by this Agreement and setting forth, inter alia, the fees payable to such Lender hereunder, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale Agreement, the Participation Agreement, the Account Control Agreement, the Effective Date Letter, any Assignment and Assumption, any Lender Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, on any date of determination, (i) with respect to any Syndicated Portfolio Investment, the average indicative bid-side price (expressed as a percentage) determined by LoanX/Markit Group Limited (or, if the Administrative Agent determines in its sole discretion that such bid price is not available or is not indicative of the actual current market value, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner) and (ii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner, in each case, expressed as a percentage of par.

So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Servicer shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below; provided that, with respect to any Syndicated Portfolio Investment, the Servicer provides the executable bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination (or, in the case of a valuation, three (3) Business Days following such date of determination); provided, further, that with respect to each Portfolio Investment, the Servicer may not initiate a dispute of the Market Value thereof until the earlier of (x) the date that is six (6) months following the Trade Date of such Portfolio Investment and (y) the date on which the Administrative Agent provides a Market Value with respect to such Portfolio Investment that is lower than the Market Value of such Portfolio Investment on the Trade Date of such Portfolio Investment.

If the Servicer disputes the determination of Market Value with respect to any Syndicated Portfolio Investment, the Servicer may, at the expense of the Company, obtain written executable bids from two Independent Dealers (or, if two such bids are not available, one such written executable bid) for the full principal amount of such Portfolio Investment and submit evidence of such bid(s) to the Administrative Agent. If two such executable bids are obtained and provided to the Administrative Agent, the average of such bids will be the Market Value of such Portfolio Investment in accordance with the second succeeding paragraph. If only one such executable bid is obtained and provided to the Administrative Agent, the average of such bid and the Market Value provided by the Administrative Agent in accordance with the first paragraph of this definition shall be the Market Value of such Portfolio Investment in accordance with the second succeeding paragraph.

If the Servicer disputes the determination of Market Value with respect to any Portfolio Investment other than a Syndicated Portfolio Investment, the Servicer may, with respect to up to three such Portfolio Investments (or, if the number of Portfolio Investments of Qualifying Portfolio Investments Obligors that are not Syndicated Portfolio Investments is equal to or greater than eleven, four such Portfolio Investments), engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the

Administrative Agent. Such valuation shall be the Market Value of such Portfolio Investment in accordance with the immediately succeeding paragraph; provided that if the Company engages a Nationally Recognized Valuation Provider that provides a range of valuations, then the valuation for the purposes of this definition shall be equal to the mean of the highest and lowest valuations of such range.

The market value of any Portfolio Investment determined in accordance with the two preceding paragraphs will be the Market Value for the applicable Portfolio Investment from and after the Business Day following receipt of notice of such executable bid or valuation by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero, (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Servicer from any Independent Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent (for the avoidance of doubt, an Independent Dealer shall not be deemed to be ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof solely because of an obligation to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof); (ii) such firm bid or such firm offer is not bona fide, including due to the insolvency of the Independent Dealer; or (iii) the Administrative Agent does not have the ability to execute any such bid by selling any portion of such Portfolio Investment held by the Administrative Agent or its Affiliate for its own account to any such Independent Dealer (either directly or indirectly through a broker or other intermediary reasonably acceptable to the Administrative Agent) at the time (but no earlier than the time) such bid is delivered to the Administrative Agent by the Servicer and (D) no valuation provided by a Nationally Recognized Valuation Provider shall be effective unless it is in form and substance reasonably acceptable to the Administrative Agent and takes into account factors commonly used by market participants in conducting valuation processes, including without limitation (i) industry and comparable company analysis, (ii) market yield assumptions, (iii) credit fundamentals, cyclical nature, and outlook of the business of the Portfolio Investment’s obligor; and (iv) historical material debt-financed acquisitions consummated by the Portfolio Investment’s obligor.

The Administrative Agent shall notify the Company, the Servicer, each Lender and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio on a monthly basis or upon the reasonable request of the Servicer (but no more frequently than 3 requests per calendar month), and shall notify the Lenders in writing of the then-current Market Value of each Portfolio Investment in the Portfolio upon the reasonable request of any Lender (but no more frequently than 1 request per calendar month); provided that the Company and the Servicer hereby acknowledge that the Administrative Agent may make available to the Company and the Servicer the Market Value of each Portfolio Investment by posting such materials or information on the Financing Connect platform hosted by JPMorgan Chase Bank, N.A. or another similar electronic system and such posting shall satisfy the Administrative Agent’s requirements under this paragraph. Any notification from the Administrative Agent to the Company and the Lenders that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) with the consent of the Administrative Agent, the contribution by the Parent of additional Portfolio Investments and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Parent of cash to the Company and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account or an applicable Designated AA Account), (iii) the sale by the Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (v) any combination of the foregoing clauses (i), (ii), (iii) and (iv), in each case during the Market Value Cure Period, at the option of the Servicer, and in an amount such that immediately after giving effect to all such actions the Net Advances are less than the product of (a) Net Asset Value and (b) the Market Value Cure Level; provided that, any Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations shall be satisfied (or, if not satisfied, maintained or improved) after such contribution; provided further that the aggregate amount of any contributions by the Company pursuant to clause (ii) above in connection with any one or more capital calls described in the definition of the term Capital Call Confirmation Package shall not exceed 30% of the Financing Commitment. In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Servicer, such assignment will settle within ten (10) Business Days thereof. The Servicer shall use its commercially reasonable efforts to effect any such assignment within such time period.

“Market Value Cure Failure” means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Level” has the meaning set forth in the Transaction Schedule.

“Market Value Cure Period” means the period commencing on the Business Day on which the Servicer receives notice from the Administrative Agent (which if received after 5:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Market Value Trigger Event and ending at the close of business in New York two (2) Business Days thereafter; provided, that in the event that one or more CCS9 Funds delivers a Capital Call Confirmation Package or a Subscription Facility Confirmation Package satisfactory to the Administrative Agent in its sole discretion (which discretion may include, without limitation, the identity, capitalization and creditworthiness of the CCS9 Fund or CCS9 Funds providing such Capital Call Confirmation Package or Subscription Facility Confirmation Package) within such two (2) Business Day period, then the Market Value Cure Period shall be extended to the close of business (x) in the case of a Capital Call Confirmation Package, eleven (11) Business Days following the conclusion of such two (2) Business Day period or (y) the case of a Subscription Facility Confirmation Package, four (4) Business Days following the conclusion of such two (2) Business Day period (each, an “Extended Cure Period”); provided, further, that (a) if the Company or the applicable CCS9 Fund becomes aware that any portion of the requested capital contribution under such Capital Call Confirmation Package or the requested advance under a Subscription Facility Confirmation Package will not be timely made within the applicable Extended Cure Period, then the Company or the applicable CCS9 Fund shall provide the Administrative Agent notice thereof as soon as reasonably practical (but no later than one (1) Business Day) and the Market Value Cure Period shall end on the earlier of (i) two (2) Business Days following the date the Company or such CCS9 Fund becomes so aware and (ii) the conclusion of the applicable Extended Cure Period and (b) no more than one Capital Call Confirmation Package or Subscription Facility Confirmation Package may be delivered in any ten (10) Business Day period.

“Market Value Event” means (A) the occurrence of both of the following events (i) a Market Value Trigger Event and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within fifteen (15) Business Days from the related Trade Date thereof, and after giving effect to such failure to settle, the Market Value Trigger Event has not been cured.

“Market Value Trigger” has the meaning set forth in the Transaction Schedule.

“Market Value Trigger Event” means an event that shall have occurred if the Administrative Agent has determined and notified the Servicer in writing as of any date that the Net Advances exceed the product of (a) the Net Asset Value and (b) the Market Value Trigger.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company, the Seller or the Servicer, (b) the ability of the Company, the Seller or the Servicer to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders under this Agreement or any of the other Loan Documents, in each case, taken as a whole.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) alters the allocation of voting rights among the Lenders, (vii) any increase in the “AR” percentage as set forth in the definition of “Borrowing Base Test” or (viii) changes any of the provisions of the definition of “Reinvestment Period”.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date (including any extensions thereof) set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated in full and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maturity Extension Request” means a written request by the Company to the Administrative Agent occurring after May 21, 2026 (with a copy to the Collateral Agent) (and with copies forwarded to the Lenders by the Administrative Agent following receipt) to extend the Scheduled Termination Date to the earlier of (i) 364 days from the Scheduled Termination Date in effect immediately prior to such request and (ii) 5 years from the date the Maturity Extension Request becomes effective; provided that (x) the Company may not make more than two Maturity Extension Requests, (y) the Maturity Extension Request may not be made if an Event of Default has occurred and is continuing, a Market Value Event has occurred or, without limitation to the foregoing, the Maturity Date has otherwise occurred and (z) the first Maturity Extension Request must be received by the Administrative Agent prior to the end of the Reinvestment Period.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means, with respect to any obligor, any unsecured, subordinated debt of such obligor.

“Minimum Equity Test” means a test that will be satisfied on any date of determination (as determined by the Administrative Agent), if (a) the Collateral consists of Portfolio Investments issued by at least seven (7) Qualifying Portfolio Investments Obligors as of such date, or (b) the Collateral consists of Portfolio Investments issued by fewer than seven (7) Qualifying Portfolio Investments Obligors as of such date and the sum of the Net Asset Value minus the Net Advances as of such date exceeds the greater of (x) $170,000,000 and (y) the Market Value of the two (2) largest Eligible Obligors (after giving effect to the Concentration Limitation Excess applied for purposes of the calculation of the Net Asset Value) as of such date.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below; provided that, if the Scheduled Financing Commitment Increase has not occurred as of the Scheduled Financing Commitment Increase Date, the Minimum Funding Amount from and including such date to but excluding the last day of the Reinvestment Period shall be $260,000,000; provided, further that, upon the occurrence of any Commitment Increase Date (other than the Scheduled Financing Commitment Increase Date), the Minimum Funding Amount shall be the amount set forth in the last row below, plus an amount equal to 75% of the aggregate amount by which the Financing Commitments were increased on each Commitment Increase Date.

Period Start Date (from and including)	Period End Date (to but excluding)	Minimum Funding Amount
Amended and Restated Effective Date	December 31, 2025	$120,000,000
December 31, 2025	February 21, 2026	$160,000,000
February 21, 2026	Scheduled Financing Commitment Increase Date	$220,000,000
Scheduled Financing Commitment Increase Date	3 months following the Scheduled Financing Commitment Increase Date	$400,000,000
3 months following the Scheduled Financing Commitment Increase Date	6 months following the Scheduled Financing Commitment Increase Date	$480,000,000
6 months following the Scheduled Financing Commitment Increase Date	Last day of the Reinvestment Period	$520,000,000

“MV Cure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary; provided that, for purposes of all calculations under this

Agreement, amounts on deposit in any Designated AA Account shall be deemed to be deposited into the MV Cure Account.

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Duff & Phelps Corp., (iv) Hilco Capital and (v) Houlihan Lokey Howard & Zukin; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Servicer; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Company and the Servicer so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including, in each case, cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment (both owned by the Company and in respect of which there is an outstanding Purchase Commitment that has not yet settled (except as set forth in clause (2) below)), other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within ten (10) Business Days from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“Non-Call Period” means the period beginning on, and including, the Original Effective Date and ending on, but excluding, May 21, 2027.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Original Agreement” has the meaning set forth in the introductory section of this Agreement.

“Original Effective Date” means May 21, 2025.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means CCS IX Portfolio Holdings, LLC, a Delaware limited liability company.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Agreement” has the meaning set forth in the introductory section of this Agreement.

“Participation Interest” means a participation interest in a Loan.

“Partnership Agreements” means, collectively, (i) the Amended and Restated Agreement of Limited Partnership of Crescent Credit Solutions IX, L.P., dated as of November 15, 2024, among Crescent Credit Solutions IX, LLC and the Limited Partners, (ii) the Amended and Restated Agreement of Limited Partnership of Crescent Credit Solutions IXB, SCSp, dated as of November 15, 2024, among Crescent Credit Solutions IX GP, S.à.r.l. and the Limited Partners, (iii) the Agreement of Limited Partnership of Crescent Credit Solutions IXE (Senior Levered), SCSp, dated as of May 16, 2024, among Crescent Credit Solutions IX GP, S.à.r.l. and the Limited Partners, and (iv) the Amended and Restated Agreement of Limited Partnership of Crescent Credit Solutions IXB Feeder, L.P., dated as of November 15, 2024, among Crescent Credit Solutions IX, LLC and the Limited Partners.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment” has the meaning set forth in Section 10.14(c)(i).

“Payment Notice” has the meaning set forth in Section 10.14(c)(ii).

“Permitted Distribution” means, on any Business Day, distributions of (x) Interest Proceeds or (y) following the last day of the Ramp-Up Period and prior to the last day of the Reinvestment Period, Principal Proceeds (in each case, at the discretion of the Company) to the Parent; provided that amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Minimum Equity Test is satisfied, (v) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (vi) not more than three (3) Permitted Distributions are made in any single Calculation Period, and (vii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Company to make a Permitted RIC Distribution.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or delinquent or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Person required to pay such Taxes, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Loan Documents, (d) judgement Liens not constituting an Event of Default hereunder and (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents (or such other investments permitted by Section 6.01(u)) on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements or other amounts owing in connection with the maintenance or operation of any bank or securities account, (f) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company and liens permitted under the related underlying instruments, (g) as to agented Portfolio Investments, Liens in favor of the agent under the related underlying instruments, and (h) precautionary Liens and filings of financing statements under the UCC, covering assets sold to or contributed to a Person not prohibited hereunder.

“Permitted Non-USD Currency” means AUD, Euros, CAD, GBP and/or CHF.

“Permitted Non-USD Currency Accounts” means the Permitted Non-USD Currency Custodial Accounts, the Permitted Non-USD Currency Interest Collection Accounts and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Collection Accounts” means the Permitted Non-USD Currency Interest Collections Account and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Custodial Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency to which Portfolio Investments, Eligible Investments and other financial assets denominated in such Permitted

Non-USD Currency may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Non-USD Currency Interest Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Interest Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Principal Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Principal Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Revolver Assignee” means any bank, insurance company or broker-dealer that has a long-term unsecured debt rating (or substantially similar rating) of at least the lower of (i) “BBB-” (or its equivalent) from at least one nationally recognized statistical rating organization (an “NRSRO”) and (ii) the long-term unsecured debt rating (or substantially similar rating) of JPMorgan from such NRSRO (or, if JPMorgan does not have such a rating from the same NRSRO, from another NRSRO).

“Permitted RIC Distribution” means distributions to the Parent (from the Collection Accounts and/or the Permitted Non-USD Currency Collection Accounts or otherwise) to the extent reasonably required to allow the Parent to make sufficient distributions to qualify as a regulated investment company within the meaning of Section 851 of the Code and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a RIC under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion) and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as the Borrowing Base Test is satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion), (y) the Company gives at least one (1) Business Day’s prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator and (z) the Company and the Administrative Agent (such confirmation by the Administrative Agent not to be unreasonably withheld or delayed) confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted RIC Distribution set forth herein are satisfied.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Loan”.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company, the Parent or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased or Substituted hereunder and not otherwise sold or liquidated.

“Portfolio Investment Material Event” means (i) any default in respect of a Portfolio Investment as a result of (A) a failure to make any payment of principal or interest due thereunder, (B) a breach of any financial covenant applicable thereto, (C) a bankruptcy or insolvency event thereunder, (D) a failure to perfect or maintain the perfection of any security interest or lien granted thereunder with respect to a material portion of the collateral thereunder or (E) a change of control event thereunder; (ii) any acceleration of indebtedness under a Portfolio Investment in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in such Underlying Instruments) or (iii) any other event or circumstance with respect to a Portfolio Investment or the related obligor that is (in the determination of the Company or the Servicer taking into account the circumstances at the time that the Company or the Servicer receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related obligor.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Servicer” has the meaning set forth in the introductory section of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each origination or acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of (i) a transfer by the Parent to the Company pursuant to the Sale Agreement or (ii) a grant of a Participation Interest in an Initial Portfolio Investment by the Parent to the Company on the Original Effective Date pursuant to the Participation Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Qualifying Portfolio Investments Obligors” means, as of any date of determination, any obligor (or group of affiliated obligors) of one or more Portfolio Investment that are not, as of such date of determination, Ineligible Investments and of which the Company owns an aggregate outstanding principal amount (excluding any undrawn commitments in the case of any Delayed Funding Term Loan) of at least $45,000,000. Portfolio Investments of different obligors (and their respective affiliates) of which the Company owns an aggregate outstanding principal amount (excluding undrawn commitments in the case of any Delayed Funding Term Loan) of less than $45,000,000 may be aggregated for purposes of this definition and shall, solely for purposes of this definition, constitute a single “Portfolio Investment”; provided that the Company (or the Servicer on its behalf) has provided written notice to the Administrative Agent (with a copy to the Collateral Agent) of the Portfolio Investments being aggregated for such purpose.

“Ramp-Up Period” means the period from and including the Original Effective Date to, but excluding, May 21, 2026.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Advances denominated in CAD and related calculations, Adjusted Term CORRA, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA, (iv) with respect to Advances denominated in Euros and related calculations, EURIBOR, (v) with respect to Advances Denominated in AUD, the AUD Screen Rate and (vi) with respect to Advances Denominated in CHF and related calculations, Daily Simple SARON. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, two (2) Business Days preceding the date of such setting and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Original Effective Date and ending on, but excluding, the earliest of (i) May 21, 2028; provided that, if the Scheduled Termination Date is extended upon a Maturity Extension Request, the date set forth in this clause (i) shall be extended the same number of days as the resulting extension of the Scheduled Termination Date following such Maturity Extension Request, (ii) the date on which a Market Value Event occurs, (iii) upon the acceleration of the Secured Obligations pursuant to Article VII following the occurrence of an Event of Default and (iv) the date on which the reinvestment period of the Parent is terminated.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in USD, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in any Permitted Non-USD Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means (a) JPMCB and its Affiliates (in each case, so long as such Person is a Lender hereunder) and (b) the other Lenders (other than any Defaulting Lender), if any, holding, together with the Persons set forth in clause (a) above, 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances (other than outstanding Advances of Defaulting Lenders excluded pursuant to this clause (b)) plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments (other than the undrawn amount of the outstanding Financing Commitments of Defaulting Lenders excluded pursuant to this clause (b)).

“Responsible Officer” means with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in each case, having direct responsibility over this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“RIC” means a “regulated investment company” as defined in Section 851 of the Code.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority having jurisdiction over the Company or the Servicer, (b) any Person organized or resident in a Sanctioned Country, (c) any Person operating in a Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c), or (e) any Person otherwise the target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority having jurisdiction over the Company or the Servicer.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Scheduled Financing Commitment Increase” means, subject to the satisfaction of the Scheduled Financing Commitment Increase Conditions, the increase in the Financing Commitment by the Scheduled Financing Commitment Increase Amount to occur on the Scheduled Financing Commitment Increase Date.

“Scheduled Financing Commitment Increase Amount” means U.S.$400,000,000.

“Scheduled Financing Commitment Increase Conditions” means, with respect to the Scheduled Financing Commitment Increase, (a) certification (which may be by email) by the Servicer that as of the date of such Scheduled Financing Commitment Increase, each of the following conditions is satisfied:

(i) no Market Value Event has occurred;

(ii) no Default or Event of Default has occurred and is continuing;

(iii) the Reinvestment Period has not otherwise ended;

(iv) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Scheduled Financing Commitment Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(b) the Company shall have paid to the Administrative Agent to or for the account of the applicable Lenders on or before the Scheduled Financing Commitment Increase Date, a fee in an aggregate amount as specified in Section 4.03(e) (and, with respect to each Lender that is a party to a Lender Fee Letter, the amount specified in such Lender Fee Letter); and

(c) the Administrative Agent confirms (which may be by email) that the conditions set forth in clause (a)(i) through (a)(ii) above are satisfied on and as of the Scheduled Financing Commitment Increase Date.

“Scheduled Financing Commitment Increase Date” means May 21, 2026, provided that the Scheduled Financing Commitment Increase Date shall not occur unless, as of such date, the Scheduled Financing Commitment Increase Conditions have been satisfied.

“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule.

“Second Lien Loan” means a Loan that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Servicer determines in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“Seller” has the meaning set forth in the introductory section of this Agreement.

“Senior Secured Loan” means any Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Underlying Instruments) (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) in all other collateral under Applicable Law and (iii) the Servicer determines in good faith that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“Settlement Date” has the meaning set forth in Section 1.03.

“SOFR” means the Secured Overnight Financing Rate.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities that would be recorded in accordance with GAAP) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Original Effective Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means The Bank of England (or a successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spot Rate” means, as of any date of determination and with respect to any then-current Permitted Non-USD Currency, (x) with respect to actual currency exchange between USD and AUD, CAD, Euros, GBP or CHF and the calculations made pursuant to Section 1.06(b), the applicable currency-USD rate available through the Collateral Agent’s banking facilities (or, if the Collateral Agent has notified the Administrative Agent and the Company that it will no longer provide such services or if U.S. Bank Trust Company, National Association or one of its Affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and AUD, CAD, Euros, GBP or CHF, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Collateral Administrator for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error.

“Subscription Facility Confirmation Package” means, with respect to any Market Value Trigger Event and any CCS9 Fund, the following documents, agreements and notices:

(i) a fully executed equity commitment letter, in the form of Exhibit C hereto, evidencing the commitment of such CCS9 Fund to contribute cash to the Company no later than the date that is six (6) Business Days following the date on which the Company receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event;

(ii) a written notice from such CCS9 Fund (A) containing representations and covenants by such CCS9 Fund that (1) it has requested an advance under one or more subscription facilities in the aggregate amount specified therein, to be funded no later than the third (3rd) Business Day following delivery of such request for advance (or, if not a Business Day, the first Business Day thereafter); (2) the aggregate amount specified in the equity commitment letter and the related requests for advance is at least equal to the amount necessary to effect a Market Value

Cure; (3) the aggregate amount specified in the equity commitment letters from all applicable CCS9 Funds and the related requests for advance does not exceed the available capacity under the applicable subscription facilities with respect to all CCS9 Funds that have delivered Subscription Facility Confirmation Packages; (4) such CCS9 Fund will, within one Business Day of receipt of such the proceeds of such advance (or as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure Period), fund directly into the MV Cure Account or any applicable Designated AA Account the amount of such request for advance and (5) such advances have been made in compliance with the applicable subscription facility documents; (B) containing covenants by such CCS9 Fund and its respective general partner have covenanted (i) not to rescind or modify such requests for advances, (ii) not to permit any lien on the proceeds of such advances, (iii) not to use the proceeds of such advances for any purpose other than being deposited into the MV Cure Account (or an applicable Designated AA Account) in accordance herewith and (iv) to immediately inform the Administrative Agent if they have received notice or have any other reason to believe that the relevant advances will not be timely funded and (C) attaching a copy of a representative request for advance submitted to a lender and containing the aggregate principal amount of advances requested from all lenders; and

(iii) a copy of the most recent annual or quarterly financial statements for such CCS9 Fund, together with a representation from such CCS9 Fund that such financial statements fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of such CCS9 Fund.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Portfolio Investment” has the meaning set forth in Section 1.07

“Substitution” has the meaning set forth in Section 1.07.

“Substitution Date” has the meaning set forth in Section 1.03.

“Syndicated Portfolio Investment” means, as of any date of determination, a Portfolio Investment for which at least two bids can be obtained through LoanX/Markit Group Limited.

“Syndication Sale” means a sale or sales by the Company of a Portfolio Investment within 90 days of the origination of such Portfolio Investment; provided that each such sale is at a price at least equal to 95% of the price paid by the Company.

“TARGET2 Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) system is open.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for each Calculation Period relating to an Advance denominated in CAD, the Term CORRA Reference Rate for a tenor of three (3) months, as such rate is published by the

Term CORRA Administrator on the Term CORRA Determination Date for such Calculation Period; provided, however, that if as of 1:00 p.m. (Toronto time) on the Term CORRA Determination Date the Term CORRA Reference Rate for such tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator; provided, further, that, in the event that the rate resulting from the sum of any Term CORRA shall be less than zero, such rate shall be deemed to be the zero for purposes of this Agreement.

“Term CORRA Adjustment” means a percentage equal to 0.32138% (32.138 basis points).

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Determination Date” means, with respect to each Calculation Period, the day that is two (2) Business Days prior to the first day of such Calculation Period.

“Term CORRA Reference Rate” the forward-looking term rate based on CORRA.

“Term SOFR Rate” means, for each Calculation Period relating to an Advance denominated in USD, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for each Calculation Period relating to an Advance denominated in USD, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement. If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning set forth in Section 1.03.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the amounts on deposit in the Unfunded Exposure Account.

“Unfunded Exposure Shortfall Amount” means, on any date of determination, (i) prior to the date two Business Days prior to the end of the Reinvestment Period, the excess of the Unfunded Exposure Shortfall over 5.0% of the Collateral Principal Amount and (ii) on and after the date two Business Days prior to the end of the Reinvestment Period, the Unfunded Exposure Shortfall.

“USD” means United States dollars.

“USD Collateral Accounts” has the meaning set forth in Section 8.01(a).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Withholding Agent” means the Company and the Administrative Agent.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, the obligor’s leverage ratio in respect of which (determined based on the aggregate commitment amount thereof (whether funded or unfunded) to EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date (as calculated in accordance with the related Underlying Instruments)) does not exceed 0.75x (or such larger ratio as the Administrative Agent may agree in its sole discretion); provided that no such facility shall constitute a Working Capital Revolver on any date on which Crescent CCS9 is not a lender under such revolving lending facility.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Original Effective Date, the Company acquired the Initial Portfolio Investments set forth in Schedule 5 from the Seller pursuant to the Sale Agreement and/or the Participation Agreement, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire (or, in the case of an origination, to make) any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”), or that a Substitution occur, the Servicer, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”).

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Servicer and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of the Lenders, to request reasonable additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Servicer and the Company of its approval or failure to approve each Portfolio Investment proposed to be acquired or originated pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information requested in connection therewith; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Servicer and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition or origination. Each approval granted by the Administrative Agent for the purchase of a proposed Portfolio Investment shall remain effective for a period of thirty (30) days.

(d) The failure of the Administrative Agent to approve the Purchase of a Portfolio Investment will not prohibit the Company from acquiring or making such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date or Substitution Date, as applicable, shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03. Conditions to Purchases and Substitutions.

No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”) or the Company consummates a Substitution (the “Substitution Date”):

(1) the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than the date that is ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after such Trade Date;

(3) no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing (unless, in the case of a Default, such Default would be cured by such asset purchase and no other Default or Event of Default has occurred and is continuing (in each case, as determined by the Administrative Agent in its commercially reasonable judgment)), and the Reinvestment Period has not otherwise ended; and

(4) after giving pro forma effect to the Purchase or Substitution of such Portfolio Investment and the related Advance, each of the Borrowing Base Test and the Minimum Equity Test is satisfied or, if the Borrowing Base Test or the Minimum Equity Test, as applicable, was not satisfied immediately prior to such Purchase, the Borrowing Base Test or the Minimum Equity Test, as applicable, will be improved by such Purchase.

If the above conditions to a Purchase Commitment, a Purchase or a Substitution are satisfied or waived by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Collateral Agent and the Collateral Administrator, the date on which such Purchase or Substitution shall settle (which, in the case of an origination, shall be the funding date therefor) (the “Settlement Date” for such Portfolio Investment). Promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Servicer shall provide to the Administrative Agent a copy of the executed agreement pursuant to which such Portfolio Investment was made or assigned, sold or otherwise transferred to the Company.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(w), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without such consent so long as (x) immediately prior to such sale or other disposition, (i) no Market Value Event has occurred and (ii) no Default or Event of Default has occurred and is continuing (unless, in the case of this subclause (ii), such Default or Event of Default will be cured by such asset sale and no other Default or Event of Default has occurred and is continuing); provided that any Syndication Sale may occur while a Default has occurred and is continuing so long as no Event of Default has occurred, (y) after giving effect thereto, no Market Value Trigger Event and no Default or Event of Default will occur and (z) the sale of such asset by the Company shall be on an arm’s-length basis at fair market value (for which purpose, a Syndication Sale shall be deemed to be made at an arm’s length and at fair value) and in accordance with the Servicer’s standard market practices. In addition, within two (2) Business Days of any Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, the Company, subject to clauses (x) and (y) in the immediately preceding sentence, shall sell such Delayed Funding Term Loan and shall pay any amount payable in connection with such sale.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Servicer on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments

(individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at least equal to the then-current fair market value and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be applied in accordance with the Priority of Payments set forth herein and (iii) following the occurrence of a Market Value Event, the Servicer shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. Following the occurrence of a Market Value Event and in connection with the sale of any Portfolio Investment by or at the direction of the Administrative Agent, the Servicer shall take such actions as the Administrative Agent may reasonably request in writing (including via email) to facilitate the consummation of such sale.

Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Event, the Administrative Agent or a designee of the Administrative Agent shall:

(i) notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii) direct the Company to sell such Portfolio Investments to the Designated Independent Dealer if the Designated Independent Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(A) either:

(x) the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y) the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or (y) the inability, failure or refusal of the Designated Independent

Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

For the avoidance of doubt, the bid(s) provided by the Designated Independent Dealer may be provided on behalf of the Company, the Servicer, any Affiliate of the Servicer or any account or fund serviced or managed by the Servicer or an Affiliate of the Servicer if so agreed between the Designated Independent Dealer and any such Person.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). To the maximum extent permitted by Law, none of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to the Company, the Servicer, any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments. For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

SECTION 1.06. Currency Equivalents.

(a) Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b) Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD

Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

SECTION 1.07. Substitution. During the Reinvestment Period, the Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as (i) the Company has submitted a Notice of Acquisition and all applicable conditions precedent set forth in Section 1.02 and Section 1.03 have been satisfied and (ii) the Company complies with its covenant in Section 6.02(w), in each case with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution.

ARTICLE II
THE AdvanceS

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Advances, in a Currency (which, in the case of an Advance made to Purchase a Portfolio Investment, shall be the Currency in which such Portfolio Investment is denominated), in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment (or such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency). The Financing Commitments shall terminate on the earliest of (a) the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Market Value Event.

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of (i) the conditions to the Purchase or Substitution of a Portfolio Investment set forth in Section 1.03 as of the applicable Trade Date and (ii) the conditions to an Advance set forth in Section 2.05 as of the applicable Settlement Date and/or Advance date, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired or originated on such date) as provided herein. If the Company requests an Advance for application to a Permitted Distribution, the Lenders will (ratably in accordance with the aggregate undrawn amount of their respective Financing Commitments) make the applicable Advance available to the Company on the date requested by the Company, subject to the satisfaction or waiver of the conditions to Advance set forth in Section 2.05 as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter payable to such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(f), the Company shall use the proceeds of the Advances received by it hereunder (i) to purchase or originate the Portfolio Investments identified in the related Notice of Acquisition, (ii) to make advances to the obligor of Delayed Funding Term Loans in accordance with the Underlying Instruments relating thereto, (iii) to purchase Cash Equivalents or (iv) to make a Permitted Distribution or a Permitted RIC Distribution specified in the related Request for Advance; provided that, if the proceeds of an Advance are deposited in the Principal Collection Account or a Permitted Non-USD Currency Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written direction from the Servicer the Collateral Agent shall apply such proceeds as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose.

(d) With respect to any Advance, the Servicer shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day (or, (i) in the case of an Advance denominated in AUD, two (2) Business Days or (ii) in the case of an Advance denominated in CHF, four (4) Business Days) prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), each of the Borrowing Base Test and the Minimum Equity Test is satisfied.

(e) If any Lender becomes a Defaulting Lender, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent in writing (including via email) that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s outstanding Advances and unfunded commitments hereunder to exceed its Financing Commitment.

(f) If, on any date of determination, there exists an Unfunded Exposure Shortfall Amount, the Company shall (i) request an Advance and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the Unfunded Exposure Account and/or (ii) deposit cash from other sources into the Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall Amount. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Shortfall Amount, then the Servicer, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the Unfunded Exposure Account, equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that each of the Borrowing Base Test and the Minimum Equity Test is satisfied after giving effect to such Advance. After giving effect to such Advance, the Company shall cause the proceeds of such Advance and cash from other sources that are available in accordance with the terms of this Agreement in an amount equal to the aggregate Unfunded Exposure Amount to be deposited in the Unfunded Exposure Account.

SECTION 2.04. Conditions to Original Effective Date.

Notwithstanding anything to the contrary herein, the Original Agreement became effective on the date (the “Original Effective Date”) on which each of the following conditions was satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Loan Documents. The Administrative Agent shall have received satisfactory evidence that the other Loan Documents have been executed and are in full force and effect, and that the initial sales and/or contributions (or grants of Participation Interests, as applicable) contemplated by the Sale Agreement (or the Participation Agreement, as applicable) shall have been consummated in accordance with the terms thereof.

(c) Legal Opinions. The Administrative Agent (or its counsel) shall have received written opinions of outside counsel for the Company, the Servicer, the Seller and the Parent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request (including, without limitation, certain corporate matters and the perfection of the Collateral Agent’s security interest in any of the Collateral and certain bankruptcy and true-sale matters relating to the Parent and the Company).

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Parent, the Seller and the general partner of the Company and the Servicer as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Parent, the Seller, the Company, the general partner of the Company and the Servicer, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Original Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Original Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid by the Company hereunder.

(f) PATRIOT Act, Etc. To the extent requested by the Administrative Agent, the Collateral Agent or any Lender in a written notice to the Company at least 10 days prior to the Original Effective Date, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, shall have received at least five days prior to the Original Effective Date (i) all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company.

(g) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder and the backup security interest of the Company in the Portfolio Investments acquired by it pursuant to the Sale Agreement and the Participation Agreement.

(h) Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized and (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Seller as debtor which cover any of the Portfolio Investments.

(i) Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.05(3), 2.05(4) and 2.05(6) have been satisfied on and as of the Original Effective Date.

SECTION 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied as of the proposed date of such Advance:

(1) the Amended and Restated Effective Date shall have occurred;

(2) the Company shall have delivered a Request for Advance in accordance with Section 2.03(d);

(3) no Market Value Event has occurred;

(4) no Event of Default or Default has occurred and is continuing;

(5) the Reinvestment Period has not ended;

(6) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(7) after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x) each of the Borrowing Base Test and the Minimum Equity Test is satisfied;

(y) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and

(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which any Advance shall be provided.

If any Notice of Acquisition did not include any final credit agreement and collateral and security documents relating to a Portfolio Investment subject thereto, the Servicer on behalf of the Company shall deliver such agreements to the Administrative Agent as soon as reasonably practicable following the Settlement Date for such Portfolio Investment.

SECTION 2.06. Commitment Increase Option.

The Company may, at any time after the Scheduled Financing Commitment Increase Date and before the end of the Reinvestment Period, submit one or more Commitment Increase Requests for an increase in the Financing Commitment to up to U.S.$1,000,000,000 (in the aggregate, including, for the avoidance of doubt, the Scheduled Financing Commitment Increase Amount available only in connection with the Scheduled Financing Commitment Increase), subject to satisfaction of the following conditions precedent:

(a) each of the Lenders and the Administrative Agent (each in its sole discretion) approve in writing (which may be by email) such Commitment Increase Request;

(b) no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case, on and as of the Commitment Increase Date;

(c) each of the Borrowing Base Test and the Minimum Equity Test is satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) due to JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent prior to the Commitment Increase Date;

(f) the Company shall have paid to the Administrative Agent on the Commitment Increase Date a fee in an aggregate amount equal to 0.20% per annum (prorated for the remaining tenor of this Agreement) of the amount by which the Financing Commitments are increased on such Commitment Increase Date;

(g) any Commitment Increase Request shall be in an amount not less than $75,000,000 (or such lesser amount agreed to by the Administrative Agent in its sole discretion);

(h) as of the date of the Commitment Increase Request, the aggregate outstanding principal amount of the Advances is at least equal to the Minimum Funding Amount; and

(i) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04 (d), (f)(i) and (ii) on the Original Effective Date.

Unless otherwise agreed among JPMCB and any Affiliate thereof that is a Lender, the Administrative Agent and the Company, each increase to the Financing Commitment of the Lenders on a Commitment Increase Date shall be allocated to JPMCB and any Affiliate thereof that is a Lender in the amount(s) designated by such Lenders to the Administrative Agent. Any portion of such increase remaining after allocation in accordance with the immediately preceding sentence (and after allocation of such increase to any additional lender providing all or a portion of such increase) shall be allocated to the Lenders that have notified the Administrative Agent that they wish to participate in such increase on a pro rata basis (determined without giving effect to the Financing Commitments of JPMCB and its Affiliates).

SECTION 2.07. Replacement of Lenders.

If any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that,

(a) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) such assignment does not conflict with applicable law;

(d) such assignee shall not be an Affiliate of the Company, the Servicer or the assigning Defaulted Lender; and

(e) the Company shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.08. Conditions to Amended and Restated Effective Date.

Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Amended and Restated Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Corporate Documents. The resolutions or other action, incumbency certificates and/or other certificates of officers of the Parent, the Company and the Servicer, and such other documents and certificates relating to the organization, existence and good standing of the Parent, the Company and the Servicer, as previously delivered to the Administrative Agent and its counsel on the Original Effective Date remain in full force and effect without modification or amendment as of the Amended and Restated Effective Date.

(c) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Amended and Restated Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Amended and Restated Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid by the Company hereunder.

(d) PATRIOT Act, Etc. To the extent requested by the Administrative Agent, the Collateral Agent or any Lender in a written notice to the Company at least 10 days prior to the Amended and Restated Effective Date, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, shall have received at least five days prior to the Amended and Restated Effective Date (i) all documentation and other information required by regulatory authorities under the PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company.

(e) Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.05(3), 2.05(4) and 2.05(6) have been satisfied on and as of the Amended and Restated Effective Date.

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE Advances

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in the applicable Currency on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Advances, except that prepayments made after the Reinvestment Period shall result in a reduction of Financing Commitments as provided in Section 4.07(e).

(b) Interest on the Advances. Subject to Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the applicable Benchmark for each Calculation Period in effect plus, in each case, the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to the applicable Benchmark for each Calculation Period in effect plus, in each case, the Adjusted Applicable Margin; provided further that, for purposes of this Section 3.01(b), if the aggregate outstanding amount of the Advances at any time is less than the Minimum Funding Amount at any time during the Reinvestment Period, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount and the interest rate in respect of the positive difference between the Minimum Funding Amount and the aggregate outstanding amount of the Advances shall be deemed to be the Applicable Margin for Advances set forth in the Transaction Schedule minus the per annum rate payable in respect of commitment fees pursuant to Section 4.03(d). For purposes of the foregoing, (x) the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP and (y) the Benchmark for each Calculation Period with respect to Daily Simple SARON shall be the weighted average of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in CHF.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable Currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement. No assignment shall be effective unless it has been recorded in the Register as provided in this section. This Section 3.01(c) shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender, and its registered assigns and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee and its registered assigns.

(d) Pro Rata Treatment. Except as otherwise provided herein or any Lender Letter Agreement, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder (in the aggregate or in any applicable Currency), then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended (in the aggregate or with respect to the applicable Currency) until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement (in the aggregate or with respect to the applicable Currency) to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender (in the aggregate or with respect to such Currency, as applicable) shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to a particular Reference Rate or Term SOFR Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances subject to such Reference Rate or Term SOFR Reference Rate, as applicable, shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule; provided, further, that no breakage costs resulting from the repayment of Advances on a date other than an Interest Payment Date shall be payable in connection with a repayment of Advances in accordance with this Section 3.01(e).

(f) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the market for any Reference Rate any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above or this clause (f), (B) is a Defaulting Lender under the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), (C) becomes subject to a Bail-In Action, or (D) does not consent to a Material Amendment consented to by the Administrative Agent and the Required Lenders, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advance of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g) No Set-off or Counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 3.02, if prior to the commencement of any Calculation Period for an Advance, (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining a Reference Rate or Term SOFR Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis) for the applicable Currency and such Calculation Period; provided that, with respect to any Reference Rate, no Benchmark Transition Event shall have occurred at such time or (y) the Administrative Agent is advised by the Required Lenders that the applicable Reference Rate or Term SOFR Reference Rate for the applicable Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any Advance denominated in such Currency made by the Lenders shall thereupon constitute a Base Rate Advance.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of reasonable objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) [Reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Company, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Calculation Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Calculation Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for an Advance in, conversion to or continuation of Advances in the applicable Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for an Advance into a request for a Base Rate Advance or conversion of an outstanding Advance to a Base Rate Advance.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances and the Administrative Agency Fee shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made of Indemnified Taxes.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the basis for such amount in reasonable detail delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the

Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed copy of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Original Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E) The Administrative Agent shall deliver to the Company an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement attesting to the fact that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-1(b)(136) and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Interest Collection Account; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the Interest Collection Account or an applicable Permitted Non-USD Currency Interest Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account all Interest Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Servicer.

Interest Proceeds shall be retained in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account and held in cash and/or (other than in the case of the Permitted Non-USD Interest Collection Accounts in respect of Euros and AUD) invested (and reinvested) at the written direction of the Company (or the Servicer on its behalf) delivered to the Collateral Agent in Cash Equivalents denominated in the applicable Currency selected by the Servicer (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period.

Interest Proceeds on deposit in the Interest Collection Account or an applicable Permitted Non-USD Currency Interest Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted RIC Distributions in accordance with this Agreement.

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the Principal Collection Account; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account all Principal Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Servicer.

All Principal Proceeds shall be retained in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account and held in cash and/or (other than in the case of the Permitted non-USD Principal Collection Accounts in respect of Euros, AUD and CHF) invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments

selected by the Servicer (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Principal Collection Account or an applicable Permitted Non-USD Currency Principal Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) to make Permitted Distributions or Permitted RIC Distributions in accordance with this Agreement, (iii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement or (iv) to be deposited into the Unfunded Exposure Account in accordance with this Agreement, in each case with prior notice to the Administrative Agent. For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee; Administrative Agency Fee.

(a) The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Lenders on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount so repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the eighth Business Day after the last day of each Calculation Period.

(c) (i) Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances (which prepayment shall result in a termination of Financing Commitments only to the extent required pursuant to Section 4.07) in whole or in part (A) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B); provided that the Company may not prepay Advances more than five times (or such greater number of times as the Administrative Agent consents to in writing (including via email) in its sole discretion) during any Calculation Period pursuant to this clause (C). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice may be conditioned upon the occurrence or non-occurrence of any event specified therein and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the applicable Reference Rate or Term SOFR Reference Rate for the related Calculation Period.

(d) The Company agreed to pay to the Lenders (other than a Defaulting Lender) a commitment fee in accordance with the Priority of Payments which shall accrue at 0.55% per annum (or, with respect to each Lender that is a party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter) on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the Original Effective Date to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, no commitment fee shall accrue on the unused amount of any increase in the Financing Commitment resulting from a Commitment Increase Request until the related Commitment Increase Date.

(e) The Company agreed to pay the Administrative Agent an upfront fee in the aggregate amount and on the dates specified in the Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) The Company agrees to pay the Administrative Agent on the date on which a Maturity Extension Request is consented to by the Administrative Agent in the amount and in accordance with the terms specified in the Effective Date Letter. The payment of such fee on such date shall be a condition precedent to the effectiveness of the extension of the Scheduled Termination Date and the Reinvestment Period, if applicable, pursuant to such Maturity Extension Request.

(g) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest.

(h) The Company agrees to pay to the Administrative Agent the Administrative Agency Fee and other applicable fees in the amount and in accordance with the terms specified in the Effective Date Letter.

SECTION 4.04. MV Cure Account.

(a) The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be held in cash or invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). Income earned on such Eligible Investments shall be deposited into the MV Cure Account. All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent, in which case, the Administrative Agent shall give the Company prior written notice of any such withdrawal)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05. Priority of Payments. On (x) each Interest Payment Date, (y) the Maturity Date and (z) after the occurrence of a Market Value Event or after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable, upon any other Agent Business Day as directed by the Administrative Agent at least five (5) Agent Business Days prior to such date of payment (each date set forth in clause (z) above, an “Additional Distribution Date”; provided that there shall only be one Additional Distribution Date per month), the Collateral Agent shall distribute all amounts in the Collection Accounts and the Permitted Non-USD Currency Collection Accounts in the following order of priority (the “Priority of Payments”):

(a) to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the Account Control Agreement (including fees, out-of-pocket expenses and indemnities) and (ii) second, any other accrued and unpaid fees (other than the Administrative Agency Fees) and out-of-pocket expenses (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Account Control Agreement; provided that payments under this clause (a) shall be up to a maximum amount of U.S.$100,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b) to pay interest due in respect of the Advances, any accrued and unpaid Administrative Agency Fees and any increased costs and commitment fees payable to the Lenders (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, during the Reinvestment Period, all prepayments of the Advances required or, at the direction of the Servicer, permitted under this Agreement (including any applicable premium) until the Advances are paid in full and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full;

(d) (i) prior to the end of the Reinvestment Period, at the direction of the Servicer, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amounts and (ii) after the Reinvestment Period, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount (without the requirement for any direction by the Servicer);

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein;

(f) to make any Permitted Distributions or Permitted RIC Distributions; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts into the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, as Principal Proceeds (or, in the case of remaining Interest Proceeds, at the election of the Servicer on behalf of the Company, deposit such remaining amounts into the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account, as Interest Proceeds) and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in a Permitted Non-USD Currency, such amounts shall be paid using Interest Proceeds and/or Principal Proceeds denominated in such Currency from the applicable Permitted Non-USD Currency Collection Account.

SECTION 4.06. Payments Generally. (a) All payments to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to any other Lender, the Servicer, the Company, the Securities Intermediary or the Collateral Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Servicer of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Servicer. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Servicer, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in USD, other than payments of interest and principal made in respect of Advances denominated in a Permitted Non-USD Currency, which shall be made in such Permitted Non-USD Currency. All interest calculated using the Reference Rate (other than Term CORRA) or Term SOFR Reference Rate, as applicable, hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate and Term CORRA hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If, at least two (2) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Collateral Administrator shall have notified the Company, the Collateral Agent and the Administrative Agent that the Company does not have a sufficient amount of funds in a Currency on deposit in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Currency as required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and is continuing and no Market Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange) amounts in another Currency in any applicable Permitted Non-USD Currency Collection Account or Collection Account for the Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the

Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts attributable to the Company held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any payment of principal, interest, fees or other amounts payable for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under any other Loan Document; second, as the Company may request (so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and that has not otherwise been funded, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders or any Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.05 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Financing Commitments without giving effect to Section 2.03(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day after the Non-Call Period (or on any other date if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent), to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice may be conditioned upon the occurrence or non-occurrence of any event specified therein and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the period from (but excluding) the last day of the Non-Call Period to (and including) the date six months after the last day of the Non-Call Period, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless JPMorgan Chase Bank, National Association has ceased to act as Administrative Agent).

(b) [Reserved].

(c) The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(d) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V
THE SERVICER

SECTION 5.01. Appointment and Duties of the Servicer.

The Company hereby appoints the Servicer as its servicer under this Agreement and to perform the investment servicing functions of the Company set forth herein, and the Servicer hereby accepts such appointment. For so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Servicer shall consist of (x) selecting, purchasing, servicing and directing the investment, reinvestment, substitution and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Servicer agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document. The Company hereby irrevocably appoints the Servicer its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(a) The Servicer shall perform its obligations hereunder with reasonable care, using a degree of skill not less than that which the Servicer exercises with respect to assets of the nature of the Portfolio Investments that it manages for itself and others having similar investment objectives and restrictions and consistent with practices and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio; and

(b) The Servicer shall not (and shall not cause the Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of the Company, (2) violate any material law, rule or regulation applicable to the Company, (3) require registration of the Company as an “investment company” under the Investment Company Act of 1940, or (4) cause the Company to violate the terms of this Agreement, any other Loan Document or any instruments relating to the Portfolio Investments.

The Servicer may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to the Company and to perform any of the Servicer’s duties hereunder, provided that the Servicer shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Servicer as servicer, investment adviser or portfolio manager hereunder.

SECTION 5.02. Servicer Representations as to Eligibility Criteria; Etc. The Servicer agrees to comply with all covenants and restrictions imposed on the Company hereunder and not to act in contravention of this Agreement. The Servicer represents to the other parties hereto that (a) as of the Trade Date for each Portfolio Investment originated or purchased, or as of the Substitution Date for a Substitute Portfolio Investment, as applicable, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations shall be satisfied (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Servicer.

SECTION 5.03. Indemnification. The Servicer and the Parent, jointly and severally, shall indemnify and hold harmless the Company, the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders and their respective affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including reasonable legal fees and disbursements (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of (a) any material breach by the Servicer of any of its obligations hereunder and (b) the failure of any of the representations or warranties of the Servicer set forth herein to be true (subject to all applicable qualifiers relating to materiality set forth therein) when made or when deemed made or repeated, except to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person or such Indemnified Person’s affiliates, directors, officers, stockholders, partners, agents, employees or controlling persons.

Neither the Servicer nor the Parent shall be responsible for any losses arising solely from the credit performance of the Portfolio Investments. In no event will the Servicer or the Parent be subject to any special, indirect, consequential or punitive damages.

This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company (and (x) with respect to clauses (a) through (e), (l), (n), (o), (t) through (w) and (aa), the Servicer and (y) with respect to clauses (a) through (e), the Parent) represents to the other parties hereto solely with respect to itself that as of the Original Effective Date, the Amended and Restated Effective Date and each Trade Date (or as of such other date as may be expressly set forth below):

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan;

(i) no ERISA Event has occurred;

(j) it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l) it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio except where such non-compliance would not reasonably be expected to have a Material Adverse Effect;

(m) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company with the approval of the Administrative Agent, or (iii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (y) no information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party, to the Company’s knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (z) as of the Original Effective Date and the Amended and Restated Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Original Effective Date or the Amended and Restated Effective Date, as applicable, to any Lender in connection with this Agreement is true and correct in all respects;

(o) all of the conditions to the acquisition or origination, as applicable, of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p) the Company has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except (x) any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records and (y) Taxes with respect to which the failure to file, pay or withhold, in the aggregate, would not have a Material Adverse Effect;

(q) the Company is and will be treated as a disregarded entity for U.S. federal income tax purposes;

(r) the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s) prior to the Original Effective Date, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) neither the Company, the Parent nor the Servicer is (i) the target of Sanctions; (ii) a Person that resides or has a place of business in a Sanctioned Country or any country or territory which is designated as a “High-Risk Jurisdiction subject to a Call for Action” by the Financial Action Task Force on Money Laundering, or, to the best knowledge of the Company, whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance in all material respects with all applicable Sanctions and also in compliance in all material respects with all applicable provisions of the PATRIOT Act;

(u) the Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company and its officers and directors and, to its knowledge, its employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or its directors, officers, managers or employees or (ii) to the knowledge of the Company, any director, manager or agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Loan Documents represent all of the material agreements between the Servicer, the Parent and the Seller, on the one hand, and the Company, on the other. The Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, as necessary or advisable in connection with the Sale Agreement or the Participation Agreement or which has been terminated;

(w) the Company is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates;

(x) there are no unpaid judgments for material Taxes with respect to the Company and no unresolved claim is being asserted with respect to the material Taxes of the Company;

(y) upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability;

(z) the Parent (i) is not required to register as an investment company under the Investment Company Act of 1940, as amended and (ii) has elected to be treated as a business development company for purposes of the Investment Company Act of 1940, as amended;

(aa) [reserved];

(bb) all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock; and

(cc) neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules.

SECTION 6.02. Covenants of the Company and the Servicer. The Company (and, with respect to clauses (c), (e), (g), (k), (o), (r), (hh), (ii) and (kk) the Servicer):

(a) shall at all times: (i) maintain (or ensure that its general partner maintains) at least one independent manager or director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a board of directors (or ensure that its general partner has a board of directors) separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not required to file such Tax returns under Applicable Law; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates; and (xviii) maintain (or ensure that its general partner maintains) at least one special member (which may be the independent director), who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b) shall not (i) engage, directly or indirectly, in any business, other than the transactions contemplated by this Agreement and the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) [reserved]; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c) shall take all actions consistent with and shall not take any action contrary to any facts, assumptions or certifications in the opinion of Latham & Watkins LLP, dated the Original Effective Date, relating to certain true sale and non-consolidation matters;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan; provided that the Company shall not Purchase any Delayed Funding Term Loan if such Purchase would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed 10.0% of the Collateral Principal Amount;

(e) shall comply with all Anti-Corruption Laws and applicable Sanctions in all material respects and shall maintain in effect (or cause to be maintained) and enforce policies and procedures reasonably designed to promote compliance by the Company and its directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f) shall not amend any of its constituent documents in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent;

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof (or such shorter period as agreed to by the Administrative Agent in writing (including via email) in its sole discretion), and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited partnership and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited partnership in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent and, if the Company is not the surviving entity, the Required Lenders;

(m) except for Investments permitted by Section 6.02(u), without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n) shall ensure that no ERISA Event occurs;

(o) except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

(p)

(i) shall promptly furnish to the Administrative Agent, at the following email addresses: ccdt.dmu@jpmorgan.com, asset.managers.funds.na.credit.reporting@jpmorgan.com, alyssa.yoon@jpmchase.com and ragavan.sreetharan@jpmorgan.com (and the Administrative Agent shall thereafter furnish to the Lenders) copies of the following financial statements, reports and information: (A) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, and commencing with the fiscal year ending December

31, 2025, setting forth in each case in comparative form the figures for the previous year and (B) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter;

(ii) shall promptly furnish to the Administrative Agent (x) as soon as available, at the following email addresses: ccdt.dmu@jpmorgan.com, asset.managers.funds.na.credit.reporting@jpmorgan.com, alyssa.yoon@jpmchase.com, and ragavan.sreetharan@jpmorgan.com, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i) or (ii), a compliance certificate, certified by a Responsible Officer of the Company to be true and correct, (A) stating whether any Default or Event of Default exists; (B) stating that the Company is in compliance with the covenants set forth in this Agreement, including a certification that the Collateral has been Delivered to the Collateral Agent; (C) stating that the representations and warranties of the Company contained in Article IV, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (D) certifying that such financial statements fairly present in all material respects, the financial condition and the results of operations of the Company on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (E) stating the amount of the Capital Call Capacity as of the last day of the applicable fiscal quarter, (y) five (5) Business Days after the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2025, the identity of each Portfolio Investment that is a Partial PIK Portfolio Investment and the portion of interest payable under such Partial PIK Portfolio Investment that is actually being “paid in kind” rather than in cash (with such update to be substantially in the form of Schedule 7 and which may be delivered via email) and (z) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request with respect to any Partial PIK Portfolio Investment;

(q) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r) shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request, and at the Company’s expense, (A) to inspect its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters (including, if requested by the Administrative Agent, quarterly telephone conferences with representatives of the Company with respect to review of the Portfolio Investments). The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or the Servicer’s business and operations. So long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, (x) such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only two (2) Business Day’s prior notice will be required before any inspection, which shall occur during normal business hours and (y) no quarterly conference call referenced above shall be required if the applicable credit analysts at the Administrative Agent notify the Company or the Servicer that any such call is not required and all such calls will be at times that are mutually agreed to by the Servicer on behalf of the Company and such credit analysts and limited in duration;

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions and/or Permitted RIC Distributions subject to the other requirements of this Agreement;

(u) shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at, at the Servicer’s option, either the time of acquisition or the date on which a legally binding commitment for such Investment was entered into), (B) those that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v) shall not request any Advance, and the Company shall not directly or indirectly, use, and shall ensure that its directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w) other than pursuant to the Sale Agreement, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates and Substitutions conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value);

(x) shall post on a password protected website maintained by the Administrative Agent to which the Servicer will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan

Document, (A) any management discussion and analysis provided by the related obligor, (B) any financial reporting packages provided by the related obligor and (C) any written notifications of Portfolio Investment Material Events with respect to such Portfolio Investment or the related obligor received by the Company or the Servicer (including, in each case, any attached or included information, statements and calculations). The Company (or the Servicer on its behalf) shall post or deliver via email all information and notices set forth in the immediately preceding sentence (1) in the case of notifications of Portfolio Investment Material Events, within two (2) Business Days of actual knowledge thereof by the Company or the Servicer (following due inquiry) and (2) in all other cases, within five (5) Business Days of the receipt thereof by the Company or the Servicer. The Company shall cause the Servicer to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Servicer);

(y) shall not elect to be classified as other than a disregarded entity for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof)), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(z) shall only have partners or other tax owners that are U.S. Persons for U.S. federal income tax purposes (or disregarded entities of U.S. Persons for U.S. federal income tax purposes);

(aa) shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;

(bb) shall use all commercially reasonable efforts to elevate all Participation Interests granted under the Sale Agreement to absolute assignments within the applicable then-current standard settlement timeframes set forth in LSTA guidelines;

(cc) shall not hire any employees;

(dd) shall not maintain any bank accounts or securities accounts other than the Collateral Accounts;

(ee) [reserved];

(ff) shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg) [reserved];

(hh) shall not directly, or knowingly indirectly, act on behalf of, a country, territory, entity or individual that, at the time of such act, is the target of Sanctions, and none of the Company, the Servicer or any of their respective Affiliates, owners, directors or officers is a Sanctioned Person. The Company does not knowingly own and will not Purchase, and the Servicer will not cause the Company to knowingly own or Purchase, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions; and

(ii) shall give notice to the Administrative Agent (and with copies forwarded to the Lenders by the Administrative Agent following receipt) promptly in writing upon (and in no event later than (x) in the case of clause (2) below, one (1) Business Day after and (y) in the case of clauses (1), (3) and (4) below, two (2) Business Days after) the occurrence of any of the following:

(1) the Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any Adverse Proceeding;

(2) the Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any Default or Event of Default;

(3) the Company or the Servicer obtaining actual knowledge, or upon due inquiry would have had actual knowledge, of any adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral; and

(4) any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification;

(jj) shall ensure that all Portfolio Investments denominated in a Permitted Non-USD Currency and all proceeds thereof are at all times deposited in or credited to a Permitted Non-USD Currency Account except to the extent that any such proceeds are transferred to another Collateral Account in accordance with this Agreement or any such Portfolio Investment is sold in accordance with this Agreement; and

(kk) shall comply, and shall cause its Subsidiaries to comply, with the Outbound Investment Rules in all material respects and shall use commercially reasonable efforts to notify the Administrative Agent and Lenders in advance if the Company or any of its Subsidiaries intends to engage in a transaction that may implicate a notification requirement to the Office of Investment Security of the U.S. Department of the Treasury under the Outbound Investment Rules.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Servicer receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, in each case which in the good faith and commercially reasonable judgment of the Servicer is not solely ministerial and clerical in nature, it will give prompt (and in any event, not later than five (5) Business Days’) notice thereof to the Administrative Agent; provided that any amendment, supplement, waiver or other modification of the type specified in the definition of “Material Amendment” shall either be approved by the Administrative Agent or result in such Portfolio Investment becoming an Ineligible Investment, and the Company or the Servicer (i) shall give prompt notice thereof to the Administrative Agent and (ii) may submit such Portfolio Investment to be reapproved by the Administrative Agent in its sole discretion. In the event of any Amendment, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Servicer shall deem appropriate under the circumstances; provided that if an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company’s receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to Underlying Instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal and interest, (i) such failure continues for a period of one (1) Business Day following such failure or (ii) if resulting solely from an administrative error or omission by the Collateral Agent, such failure continues for a period of two (2) Business Days following such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Company, the Servicer, the Parent or the Seller (collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, financial information provided solely by third parties which the Servicer reasonably believed to be true and accurate as of the date delivered to the Servicer or industry information) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure) and, if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c) (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xix), (b)(i) through (iv), (d), (f), (h), (i), (l), (m), (o), (t), (v), (w), (cc), (hh) or (ii), Section 8.02(b) or the last sentence of the first paragraph of Section 1.04 or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a

Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs;

(j) a Change of Control occurs;

(k) the Company or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l) the Servicer (i) resigns as Servicer under this Agreement, (ii) assigns any of its obligations or duties as Servicer in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Servicer in accordance with the terms of this Agreement and, in each case, an Affiliate of the Servicer is not appointed (and has accepted such appointment) in accordance with this Agreement;

(m) the Net Advances are greater than the product of (1) the Net Asset Value multiplied by (2) the then-current Market Value Trigger plus 5.0% and the Net Advances exceed such level for a period of one (1) Business Day (or, if later, the last day of the Market Value Cure Period relating to the Market Value Trigger Event preceding or occurring contemporaneously with such Event of Default); or

(n) (i) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of the Company to undertake any action set forth in this clause (n) is not remedied within two (2) Business Days;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts.

(a) Establishment and Maintenance of Collateral Accounts. The Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Account Control Agreement, each of the Custodial Account, the Collection Account, the Principal Collection Account, the Interest Collection Account, the MV Cure Account and the Unfunded Exposure Account (collectively, the “USD Collateral Accounts” and, together with the Permitted Non-USD Currency Accounts, the “Collateral Accounts”). In addition, the Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Account Control Agreement, the Permitted Non-USD Currency Accounts for the purposes of holding cash and Portfolio Investments denominated in a Permitted Non-USD Currency pursuant to the terms hereof.

The Securities Intermediary agrees to maintain the Collateral Accounts in accordance with the Account Control Agreement as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of the Company subject to the lien of the Collateral Agent.

For the avoidance of doubt, each Collateral Account (including income, if any, earned on the investments of funds in such Collateral Account) will be owned by the Company, for federal income tax purposes. The Company is required to provide to the Securities Intermediary (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the date of this Agreement, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by Applicable Law or upon the reasonable request of the Securities Intermediary as may be necessary (x) to reduce or eliminate the imposition of U.S. withholding taxes and (y) to permit the Securities Intermediary to fulfill its tax reporting obligations under Applicable Law with respect to the Collateral Accounts or any amounts paid to the Company. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, the Company shall timely provide to the Securities Intermediary accurately updated and complete versions of such IRS forms or other documentation. U.S. Bank National Association, both in its individual capacity and in its capacity as Securities Intermediary, shall have no liability to the Company or any other person in connection with any tax withholding amounts paid or withheld from the Collateral Accounts pursuant to Applicable Law arising from the Company’s failure to timely provide an accurate, correct and complete IRS Form W-9 or an appropriate IRS Form W-8, as applicable, or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Collateral Accounts absent the Securities Intermediary having first received the IRS forms and other documentation required by this paragraph.

(b) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Servicer on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Market Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent. Income earned on such Eligible Investments shall be deposited into the Unfunded Exposure Account.

(c) Unfunded Exposure Account.

(i) Amounts may be deposited into the Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account as set forth in Section 2.03(f).

(ii) While no Event of Default has occurred and is continuing and no Market Value Event has occurred and, subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Servicer may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding the Company’s unfunded commitments with respect to Delayed Funding Term Loans, for deposit into the Principal Collection Account and (ii) so long as no Unfunded Exposure Shortfall Amount exists or would exist after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, at the written direction of the Administrative Agent (at the direction of the Required Lenders) (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account to the Principal Collection Account to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Collection Account to prepay the outstanding

Advances; provided that any such prepayment does not cause the aggregate outstanding principal amount of the Advances to be less than the Minimum Funding Amount.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby (i) confirms the grant made on the Original Effective Date pursuant to the Original Agreement and (ii) without constituting a novation of the grant confirmed under the preceding clause (i) hereby grants and pledges, assigns, hypothecates, charges, mortgages, delivers and transfers the Collateral to the Collateral Agent, including a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of the Company’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Sale Agreement, the Participation Agreement, any other Loan Document and all rights related to each such agreement (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired or originated by the Company and (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent).

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Administrative Agent (acting at the direction of the Required Lenders)) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Administrative Agent (acting at the direction of the Required Lenders)) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d) Compliance with Restrictions. The Company and the Servicer agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Servicer further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Servicer for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Servicer hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Servicer herein.

(h) Release of Security Interest upon Disposition of Collateral. Upon any sale, transfer or other disposition of any Collateral (or portion thereof) that is permitted hereunder, the security interest granted hereunder in such Portfolio Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of) shall, immediately upon the sale or other disposition of such Portfolio Investment or other Collateral (or such portion) and without any further action on the part of the Collateral Agent or any other Secured Party, be released. Upon any such release, the Collateral Agent will, at the Company’s sole expense and upon receipt of a certification of the Company (or the Servicer on its behalf) that all conditions to such sale, transfer or disposition have been complied with, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such release.

(i) Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties and at the direction provided by the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

None of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) none of the Agents, the Securities Intermediary nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) none of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent, the Administrative Agent or (ii) in the case of the Administrative Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, none of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. None of the Agents, the Securities Intermediary nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default, Market Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has received written notice thereof from the Company, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither of the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither of the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria or the Concentration Limitations in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each of the Agents, the Securities Intermediary and the Collateral Administrator may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. None of the Agents, the Securities Intermediary nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Person with due care. Each of the Agents, the Securities Intermediary and the Collateral Administrator and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Person. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent (or such other Person) and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent (or such other Person), as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Lenders, the Servicer, the Securities Intermediary and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, the consent of the Servicer. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor (so long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, with the consent of the Servicer, subject to the proviso set forth in the first sentence of this paragraph), which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, gives notice of its resignation, such Agent, Collateral Agent or Securities Intermediary, as applicable, may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder (and, if applicable, under the Account Control Agreement) by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, hereunder and under the Account Control Agreement, and the retiring Agent, Collateral Agent or Securities Intermediary, as applicable, shall be discharged from its duties and obligations hereunder and under the Account Control Agreement. After the retiring Agent’s, Collateral Agent’s or Securities Intermediary’s, as applicable, resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring

Agent, Collateral Agent or Securities Intermediary, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Servicer (which removal of the Collateral Agent or the Securities Intermediary will also be effective as removal under the Account Control Agreement). Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor (so long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, with the consent of the Servicer) which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Administrator or Securities Intermediary gives notice of its resignation, such Agent, Collateral Administrator or Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Collateral Agent, Collateral Administrator and/or Securities Intermediary hereunder and under the Account Control Agreement, and the removed Collateral Agent, Collateral Administrator and/or Securities Intermediary shall be discharged from its duties and obligations hereunder (and, if applicable, under the Account Control Agreement). After the removed Collateral Agent’s, Collateral Administrator’s and/or Securities Intermediary’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed Collateral Agent, Collateral Administrator and/or Securities Intermediary, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor Agent, Collateral Administrator or Securities Intermediary, any such retiring or removed Agent, Collateral Administrator or Securities Intermediary shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed Agent, Collateral Administrator or Securities Intermediary, and shall duly assign, transfer and deliver (or cause its sub-custodian or bailee to so assign, transfer and deliver) to such successor agent all property and money held by such retiring or removed Agent, Collateral Administrator or Securities Intermediary hereunder (and under the Account Control Agreement, if applicable). Upon request of any such successor, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any corporation into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, or any corporation succeeding to the business of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder (and, if applicable, under the

Account Control Agreement) without the execution or filing of any paper with any Person or any further act on the part of any Person.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or acted with willful misconduct.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agent, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

Before the Collateral Agent or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of an officer of the Company, the Servicer or Administrative Agent. The Collateral Agent or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

The Collateral Agent or Collateral Administrator may, from time to time, request that the parties hereto deliver a certificate (upon which the Collateral Agent or Collateral Administrator may conclusively rely) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent or Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Bank Law”), the entity serving as Collateral Agent, Securities Intermediary or Collateral Administrator is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such entity. Accordingly, each of the parties agrees to provide to the Collateral Agent, the Securities Intermediary or the Collateral Administrator upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent, the Securities Intermediary or the Collateral Administrator to comply with Applicable Bank Law.

The rights, protections and immunities given to the Collateral Agent in this Section 9.01, the second paragraph of Section 9.02(a), the last sentence of Section 9.02(b), Section 9.02(c) and Section 9.02(h) shall likewise be available in all respects and applicable to the Securities Intermediary and the Collateral Administrator regardless of whether such Person is expressly mentioned in such provision.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or this Agreement or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Company in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that, the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent or direction of the Administrative Agent and the Collateral Agent does not receive a consent or direction (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent or applicable direction to the relevant action.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent shall request written instructions from the Administrative Agent as to the course of action desired by it and shall not be liable for any action taken or omitted to be taken prior to receipt of such instruction. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

Each of the Collateral Agent, Collateral Administrator and Securities Intermediary agrees to accept and act upon instructions or directions pursuant to this Agreement and other Loan Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, that each party providing such instructions or directions shall provide to the Collateral Agent, Collateral Administrator or Securities Intermediary written notice of persons designated to provide instructions or directions. The Collateral Agent, Collateral Administrator and Securities Intermediary shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, Collateral Administrator’s and Securities Intermediary’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, Collateral Administrator and Securities Intermediary, including without limitation the risk of the Collateral Agent, Collateral Administrator and Securities Intermediary acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(b) Custody and Preservation. The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests (or, following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral

Agent is not guaranteeing performance of or assuming liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Servicer, may agree in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Company hereby appoints U.S. Bank Trust Company, National Association as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent. The Company and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Company (or the Servicer on its behalf) shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. The Collateral Administrator shall endeavor to deliver a draft of each such report to the Servicer and the Servicer shall review, verify and approve the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Company (or the Servicer on its behalf) further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder.

(h) Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Servicer, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Servicer and the other parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding‑up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement or any other Loan Document, no recourse under any obligation, covenant or agreement of the Company or the Servicer contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Servicer under the Loan Documents) the Servicer and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Servicer contained in this Agreement or any other Loan Document, or implied therefrom, and that any and all personal liability for breaches by the Company or the Servicer of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) The Company shall pay (1) all fees and reasonable and documented out‑of‑pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, reasonable charges and disbursements of one outside counsel for each Agent and the Collateral Administrator, and a single local counsel in each appropriate jurisdiction as required for the Agents and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement, the Account Control Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator and the Lenders, including the fees, reasonable charges and disbursements of outside counsel for each Agent, the Lenders, the Collateral Administrator and the Securities Intermediary and a single local counsel in each appropriate jurisdiction as required for all of them and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement and the Account Control Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, each Lender and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of outside counsel for each Indemnitee and their Related Parties and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Servicer hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the Purchase of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or the Company is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Related Parties. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided that nothing in this clause (c) shall limit the obligations of the Company set forth in clause (b).

(d) If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05. Amendments. Subject to Section 3.02, no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Administrative Agent, the Required Lenders, the Company and the Servicer; provided that the Administrative Agent and the Company shall be permitted to amend any provision of this Agreement (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; provided, however, that any amendment to the power of attorney set forth in the Section 1.04 that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the sale of an asset pursuant to Section 1.04 hereof following the occurrence and during the continuance of a Market Value Event where the purchaser of such asset is requesting such amendment and which amendment would not result in an increase or decrease in the rights, duties or liabilities of the Servicer, the Company or any of their respective

Affiliates under this Agreement or any other Loan Documents and shall not be required to be executed by the Servicer or the Company; provided, further, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Servicer, the Administrative Agent and the Required Lenders (and any attempted assignment or transfer by the Company without such consent shall be null and void) and the Servicer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances at the time owing to it) to a bank, a broker-dealer or an insurance company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, any other person) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, with respect to an assignment by any Lender other than JPMCB or its Affiliates, the Company (provided that no such consent of the Company shall be required if a Market Value Event has occurred or if an Event of Default has occurred and is continuing); provided that, so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing, (i) no Lender may assign all or a portion its rights and obligations under this Agreement to a Competitor without the prior consent of the Company, (ii) any Lender that wishes to assign all or a portion of its rights and obligations under this Agreement shall provide prior notice of the proposed assignment to the Company and the Servicer and (iii) any assignee of any portion of a Lender’s Financing Commitment that is not an existing Lender or its affiliate or an assignee proposed by the Company must be a Permitted Revolver Assignee.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the assignor and assignee shall execute and deliver to the Administrative Agent, the Company and the Servicer a fully-executed assignment and assumption agreement in the form of Exhibit D hereto (an “Assignment and Assumption”) together with each applicable Lender Letter Agreement (if any).

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Servicer, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (4) so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing, no Lender may sell a participation hereunder to a Competitor without the prior consent of the Company and (5) so long as no Market Value Event has occurred and no Event of default has occurred and is continuing, no Lender which is not JPMCB or its Affiliate may sell a participation hereunder to a Lender Participant other than JPMCB or its Affiliates without the prior consent of the Company. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances and/or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent required under clause (c)(4) above or to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive had there been no such participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City (except solely to the extent that all such Courts lawfully decline to exercise such jurisdiction) and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed,” “execution,” “sign,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” “tiff,” “jpeg” or “jpg”) and other electronic signatures (including, without limitation, Orbit, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 10.13. Confidentiality.

Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and, in the case of the Securities Intermediary, any sub-agent, sub-custodian or bailee of the Securities Intermediary (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder, the sale of any Portfolio Investment following the occurrence of a Market Value Event or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) (x) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to any assignee of or any prospective assignee of, any of its rights or obligations under this Agreement and (y) other than financial statements provided to Lenders which are not JPMCB or its Affiliates pursuant to Section 6.02(p)(i), subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (I) any Participant in or any prospective Participant in, any of its rights or obligations under this Agreement, or (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations under this Agreement, (vii) with the consent of the Company, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Company, (ix) to the extent permitted or required under this Agreement or the Account Control Agreement or (x) to a nationally recognized statistical rating organization in connection with securing and/or maintaining a rating with respect to Advances made hereunder. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each Agent, the Collateral Administrator, the Securities Intermediary and each Lender acknowledges that under certain circumstances it may be necessary to enter into such additional confidentiality agreements as may be necessary to allow the Servicer and/or Company, as applicable, to comply with the confidentiality provisions contained in the Underlying Instruments of the Portfolio Investments actually known to it.

SECTION 10.14. Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Amended and Restated Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent or the Lenders on the Amended and Restated Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.14(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company, the Collateral Agent and each other party hereto agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Company, the Collateral Agent or any other party hereto; except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Company for the purposes of making such Payment.

(iv) Each party’s obligations under this Section 10.14(c) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 10.15. Effect of Amendment and Restatement. On the Amended and Restated Effective Date, the Original Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations, security interest and Liens under the Original Agreement as in effect immediately prior to the Amended and Restated Effective Date, which remain outstanding and in effect and (ii) such obligations, security interest and Liens (as amended and restated hereby) are in all respects continuing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CCS IX SPV, LLC,

as Company

By: CCS IX Portfolio Holdings, LLC, its manager

By: Crescent Capital Group LP, its investment advisor

By:/s/ Albert Lee

Name: Albert Lee

Title: Managing Director

By:/s/ Peter Quinones

Name: Peter Quinones

Title: Senior Vice President

CCS IX PORTFOLIO HOLDINGS, LLC,

as Servicer

By: Crescent Capital Group LP, its investment adviser

By:/s/ Albert Lee

Name: Albert Lee

Title: Managing Director

By:/s/ Peter Quinones

Name: Peter Quinones

Title: Senior Vice President

Signature Page to

Amended and Restated Loan and Security Agreement

U.S. BANK TRUST COMPANY, NATIONAL

ASSOCIATION, as Collateral Agent

By:/s/ Jon C. Warn

Name: Jon C. Warn

Title: Senior Vice President

U.S. BANK TRUST COMPANY, NATIONAL

ASSOCIATION, as Collateral Administrator

By:/s/ Jon C. Warn

Name: Jon C. Warn

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Securities

Intermediary

By:/s/ Jon C. Warn

Name: Jon C. Warn

Title: Senior Vice President

Signature Page to

Amended and Restated Loan and Security Agreement

JPMORGAN CHASE BANK, NATIONAL

ASSOCIATION, as Administrative Agent

By:/s/ James Greenfield

Name: James Greenfield

Title: Managing Director

The Lenders

JPMORGAN CHASE BANK, NATIONAL

ASSOCIATION, as Lender

By:/s/ James Greenfield

Name: James Greenfield

Title: Managing Director

Signature Page to

Amended and Restated Loan and Security Agreement

For purposes of Sections 5.03 and 6.01 of this Agreement:

CCS IX PORTFOLIO HOLDINGS, LLC,

as Parent

By: Crescent Capital Group LP, its investment adviser

By:/s/ Albert Lee

Name: Albert Lee

Title: Managing Director

By:/s/ Peter Quinones

Name: Peter Quinones

Title: Senior Vice President

Signature Page to

Amended and Restated Loan and Security Agreement